                              GUARANTY AGREEMENT

         THIS GUARANTY AGREEMENT (this "Guaranty Agreement") dated as of November __, 2000, is made by THE QUIZNO'S CORPORATION, a Colorado corporation (the "Guarantor"), in favor of Tucker Anthony Incorporated, a Massachusetts corporation (the "Beneficiary").

                                 R E C I T A L S

         WHEREAS, pursuant to the terms of that certain Margin Account Agreement and ancillary documents thereto (the "Margin Agreement") dated as of the date hereof, by and between Richard E. Schaden, a [Colorado] resident (the "Maker") and the Guarantor, the Maker has made and delivered to the Beneficiary a promissory note to the order of the Beneficiary in the principal amount of Two Million Dollars ($2,000,000.00) (the "Promissory Note");

         WHEREAS, the guaranties provided in this Guaranty Agreement are reasonably expected to benefit, directly or indirectly, the Guarantor and it is in the best interest of the Guarantor to provide the guaranties set forth hereunder, and such guaranties are necessary or convenient to the conduct, promotion, or attainment of the business of the Guarantor; and

         WHEREAS, it is a condition to the agreement of the Beneficiary to enter into the Margin Agreement that this Guaranty Agreement shall have been executed and delivered by the Guarantor and shall be in full force and effect.

                                    AGREEMENT

         NOW, THEREFORE, in order to induce, and in consideration of, the execution and delivery of the Margin Agreement by the Beneficiary, the Guarantor hereby covenants and agrees with, and represents and warrants to, the Beneficiary as follows:

         1. DEFINED TERMS. Capitalized terms used herein but not defined herein shall have the meaning given them in the Margin Agreement.

         2. THE GUARANTY. The Guarantor hereby irrevocably and unconditionally guarantees to the Beneficiary the full and timely performance, payment and discharge by the Maker of all obligations and liabilities of Maker now existing or hereafter arising under the Promissory Note and/or the Margin Agreement, including, but not limited to, payment related to a margin call or a demand for payment related to the account(s) of Maker (or his successors or assigns) (the "Guaranteed Obligations") and hereby agrees that if the Maker shall fail to pay any amount when and as the same shall be due and payable by the Maker to the Beneficiary or timely to perform and discharge in full any obligation or liability in accordance with the terms of the Guaranteed Obligations, the Guarantor will forthwith upon demand pay to the Beneficiary an amount equal to any such amount or perform and discharge any such obligation or liability, as the case may be, as such payment or performance and discharge is required pursuant to the terms of the Guaranteed Obligations to be made or done by the Maker, and will further pay any and all damages that may be payable by the Maker in consequence thereof and all reasonable expenses, including attorneys' fees, that may be incurred by the Beneficiary in enforcing such obligations and liabilities of the Maker and enforcing the covenants and agreements of the Guarantor herein. The guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and of performance of obligations and not of collectibility and is in no way conditional or contingent upon any attempt to collect from the Maker or upon any other action, occurrence or circumstance whatsoever. It shall not be necessary for the Beneficiary, in order to enforce such payment or performance by the Guarantor, first to institute suit or exhaust its remedies against the Maker or any other Person liable with respect to the Guaranteed Obligations. Notwithstanding anything to the contrary contained in this Guaranty Agreement, the Guarantor shall, have the benefit of and the right to assert any defenses against the claims of the Beneficiary which are available to the Maker and which would have also been available to the Guarantor if Guarantor had been in the same contractual position as the Maker under the Promissory Note, other than defenses arising from the bankruptcy or insolvency of the Maker.

         3. OBLIGATIONS ABSOLUTE. The obligations of the Guarantor hereunder shall be absolute, continuing and unconditional and shall not be released, discharged or in any way affected by, any of the following:

                  (a) any amendment, modification of or supplement to any of the Guaranteed Obligations or any other instrument referred to therein or any assignment or transfer of any rights or obligations thereunder;

                  (b) any release or waiver, by operation of law or otherwise, of the performance or observance by the Maker or any other person of any express or implied agreement, covenant, term, obligation or condition under any of the Guaranteed Obligations;

                  (c) any extension of the time for the payment of all or any portion of any sums payable under any of the Guaranteed Obligations or the extension of time for the performance of any obligations under, arising out of or in connection with, any of the Guaranteed Obligations;

                  (d) any failure, omission, delay or lack of diligence on the part of the Beneficiary, or any other person, to enforce, assert or exercise, or any waiver of, any right, privilege, power or remedy conferred on the Beneficiary or any other person by any of the Guaranteed Obligations, or any action on the part of the Beneficiary or such other person granting indulgence or extension of any kind;

                  (e) any bankruptcy, insolvency, readjustment, composition, liquidation, dissolution or similar proceeding with respect to the Maker;

                  (f) any merger, amalgamation or consolidation of the Guarantor or of the Maker into or with any other corporation or partnership or any sale, lease or transfer of any or all of the assets of the Guarantor or of the Maker to any person;

                  (g) any failure on the part of the Maker for any reason to comply with or perform any of the terms of any other agreement with the Guarantor;

                  (h) the settlement or compromise of any Guaranteed Obligations; or

                  (i) any other circumstance that might otherwise constitute a legal or equitable discharge of a guarantor.

         4. WAIVER. Except to the extent required pursuant to the terms of the Guaranteed Obligations, the Guarantor unconditionally waives, to the fullest extent permitted by law: (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any defaults by the Maker in the payment or performance of any Guaranteed Obligations, and of any of the matters referred to in paragraph 3 hereof; (b) all notices that may otherwise be required by statute, rule of law or otherwise to preserve any of the rights of the Beneficiary against the Guarantor, including, without limitation, presentment to or demand for payment from the Maker, notice to the Maker or to the Guarantor of default or protest for nonpayment or dishonor, and the filing of claims with a court in the event of the bankruptcy of the Maker; (c) any right to the enforcement, assertion or exercise by the Beneficiary of any right, power or remedy conferred in this Guaranty Agreement or the Guaranteed Obligations; (d) any requirement of diligence on the part of the Beneficiary; and (e) any other act or omission (including any delay by the Beneficiary or any other person in the taking of any action) that might in any manner or to any extent vary the risk of the Guarantor or that might otherwise operate as a discharge of the Guarantor.

         5. SUBROGATION. The Guarantor will not exercise any rights that it may have acquired by way of subrogation under this Guaranty Agreement, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement or indemnity or any rights or recourse to any security for this Guaranty Agreement, unless and until all of the obligations, undertakings and conditions to be performed or observed by the Maker pursuant to the Promissory Note at the time of the Guarantor's exercise of any such right shall have been performed, observed or paid in full.

         6. REINSTATEMENT OF GUARANTY. This Guaranty Agreement shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time any payment, in whole or in part, made by the Maker or the Guarantor to the Beneficiary in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Beneficiary upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Maker, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Maker or any substantial part of its property, or otherwise, all as though such payments had not been made. The Beneficiary shall not be required to litigate or otherwise dispute its obligation to make such repayments if the Beneficiary, in good faith, believes that such obligation exists.

         7. REPRESENTATIONS AND WARRANTIES OF GUARANTOR. The Guarantor represents and warrants as follows:

                  (a) Organization, Good Standing and Power. The Guarantor is
         (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and (ii) has all requisite corporate power and authority to enter into and perform its obligations under this Guaranty Agreement.

                  (b) Approval and Enforceability of Guaranty Agreement. The execution, delivery and performance of this Guaranty Agreement have been duly authorized by all necessary corporate action on the part of the Guarantor. This Guaranty Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of the Guarantor.

                  (c) Availability of Liquidity Amount. Issuer hereby represents and warrants that, at the time of the execution of this Guaranty, Issuer has available, at a minimum, an amount of available funds equal to the Amount, either in the form of cash and cash equivalents, marketable short-term investments, amounts available under the Issuer's credit agreements, or any combination thereof (the "Liquidity Amount").

         8. COVENANT OF GUARANTOR. Issuer hereby covenants that, as long as this Guaranty is outstanding, Issuer shall maintain such Liquidity Amount.

         9. NOTICES. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted to be given hereunder shall be in writing and delivered personally, or by facsimile transmission or mailed first class, postage prepaid, registered or certified mail, and any such communication shall become effective when received, addressed as follows:

                  (a) if to the Guarantor, to:

                           The Quizno's Corporation
                           1415 Larimer Street
                           Denver, CO 80202
                           Attn:  President and CEO
                           Facsimile Number:  (720) 359-3395

                      With a copy to:

                           Moye Giles O'Keefe Vermeire & Gorrell LLP
                           1225 17th Street
                           Suite 2900
                           Denver, CO  80202
                           Attn:  John Moye
                           Facsimile Number:  (303) 292-4510

                  (b) if to the Beneficiary, to:

                           Tucker Anthony Capital Markets
                           1225 Seventeenth Street
                           24th Floor
                           Denver, CO 80202
                           Attn:  CEO
                           Facsimile Number:  (303) 382-6834

                      With a copy to:

                           Ronald R. Levine , II
                           Davis Graham & Stubbs LLP
                           Suite 500
                           1550 Seventeenth Street
                           Denver, CO 80202
                           Facsimile Number: (303) 893-1379

provided, however, that any such addressee may change its address for communications by notice given as aforesaid to the other parties hereto.

         10. CONSTRUCTION. The section and subsection headings in this Guaranty Agreement are for convenience of reference only and shall neither be deemed to be a part of this Guaranty Agreement nor modify, define, expand or limit any of the terms or provisions hereof. All references herein to numbered sections, unless otherwise indicated, are to sections of this Guaranty Agreement. Words and definitions in the singular shall be read and construed as though in the plural and vice versa, and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires.

         11. SEVERABILITY. If any provision of this Guaranty Agreement, or the application thereof to any Person or circumstances, shall, for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not in any manner affect or render invalid or unenforceable the remainder of this Guaranty Agreement, and the application of that provision to other Persons or circumstances shall not be affected but, rather, shall be enforced to the extent permitted by applicable law.

         12. ENTIRE AGREEMENT; AMENDMENT. This Guaranty Agreement expresses the entire understanding of the subject matter hereof; and all other understandings, written or oral, are hereby merged herein and superseded. No amendment of or supplement to this Guaranty Agreement, or waiver or modification of, or consent under, the terms hereof shall be effective unless in writing and signed by the party to be bound thereby.

         13. TERM OF GUARANTY AGREEMENT. This Guaranty Agreement and all guarantees, covenants and agreements of Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations shall have terminated, expired or shall have been indefeasibly paid or otherwise performed and discharged in full.

         14. GOVERNING LAW. THIS GUARANTY AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN THE STATE OF COLORADO AND SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ALL RESPECTS IN ACCORDANCE WITH THE LAW OF THE STATE OF COLORADO APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY THEREIN, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

         IN WITNESS WHEREOF, the Guarantor has caused this Guaranty Agreement to be duly executed and delivered as of the date and year first above written.


                                       THE QUIZNO"S CORPORATION,
                                       a Colorado corporation

                                       By:
                                          --------------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------